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Exhibit 99.1
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FOR IMMEDIATE RELEASE:                                                      NEWS
----------------------
November 12, 2001                                    Nasdaq National Market-ACTT


             ACT TELECONFERENCING ANNOUNCES THIRD QUARTER RESULTS

             COMPANY ANNOUNCES 41% THIRD QUARTER INCREASE IN NET
                        INCOME; REVENUE INCREASE OF 13%
              VOLUME UP 63% WITH SHIFT TO LOWER PRICED AUTOMATED
                  SERVICES, RESULTING IN BETTER GROSS MARGINS

DENVER -- ACT Teleconferencing, Inc. (Nasdaq National Market-ACTT), a full-service global provider of audio, video, data and Web conferencing products and services, today announced results for the third quarter ended September 30, 2001.

Third quarter revenue grew 13% to $10.8 million versus revenue of $9.5 million in the same period last year, reflecting an ongoing transition to lower-priced automated services. Year to date, total revenue grew 27% to $34 million compared to revenue of $26.8 million a year ago. Net income for the quarter grew 41% to $550,000 or 8 cents per share, versus net income of $349,000, or 6 cents per share last year. Year to date, net income before extraordinary items grew 48% to $1.2 million or 17 cents per share, compared with $781,000, or 13 cents per share for the same period a year ago.

Call volumes processed grew 63% to 42.5 million minutes for the third quarter, up from 26 million minutes in the previous year. Cumulative volumes grew 62% to 113 million minutes, up from 70 million minutes last year.

Third quarter EBITDA (earnings before interest, tax, depreciation, amortization and minority interest) grew 22% to $2.2 million, up from $1.8 million last year. Through nine months, EBITDA grew 24% to $5.7 million, versus $4.6 million last year. Operating cash flow grew 11% and 36% to $1.0 million and $3.4 million for the third quarter and year to date, respectively. Capital expenditures were reduced to $550,000 in the third quarter from $900,000 in the second quarter.

The Company said there has been a continued and substantial transition to automated services during the quarter and gross profit margins improved markedly as a result. On a sequential comparison from the second quarter, gross profit improved eight percentage points from 46% to 54%. Using the same sequential comparison, operating margins improved from 5% to 11%, and EBITDA percentage to sales improved from 14% to 21%. Year to date operating margin and EBITDA as a percentage to sales were 8% and 17%, respectively.

Gerald D. Van Eeckhout, Chairman of ACT Teleconferencing, said, "Our ReadyConnect on-demand services have taken off, reflecting the strong demand for high-quality, full-featured automated services. The service mix changed during the third quarter from 40% automated last year to 70% automated this year." Van Eeckhout said gross margins on automated conferencing are expected to continue to be higher than ACT's traditional services. As referred to in previous news releases, the Company said it has made excellent progress resolving certain payment items from a large customer, which had been delayed due to technical and business considerations on the customer's part. Shareholders will be informed once the matter is resolved.

                        Liquidity and Capital Structure

Cash balances increased to $5 million, reflecting the Company's recent private placement, which was completed at the end of September. The private placement strengthened the Company's equity to $20.0 million.

ACT has scheduled a conference call for 4:15 p.m. Eastern Time, Monday, November 12, to further discuss the third quarter earnings and other new developments. The call-in numbers are +1-303-262-2075 (Denver and International) or +1-800-218-4007 (U.S. and Canada). For streamed audio, the URL is http://www.acttel.com/eventlogin, and the event identification is 1112301769.
--------------------------------
The call will be available through Monday, Feb. 11, 2002. To hear a replay of the conference, the call-in numbers are +1-303-590-3000 (Denver and International) or 1-800-405-2236 (U.S. and Canada), and the passcode is 413496. The replay will be available through Monday, Feb. 11, 2002 (11 p.m. Mountain
Time).

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Web conferencing products and services to corporations, educational organizations and governmental entities worldwide. The Company's headquarters are located in Denver with service delivery centers and sales offices in Boston, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Singapore, Sydney and Adelaide. For the past three consecutive years, the Company has been named to the Deloitte & Touche "Fast 500" Program, a ranking of the 500 fastest growing U.S. technology companies. ACT's Internet address is www.acttel.com.
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
Consolidated Statements of Operations          Third Quarter Ended                 Nine months Ended
(Unaudited) - Selected Data                       September 30,                      September 30,
                                                2001              2000             2001              2000
                                         ---------------------------------------------------------------------
Net revenues                                 $10,775,704       $9,512,611      $34,122,939       $26,823,001
Gross Profit                                   5,824,904        4,869,510       16,692,297        13,571,117
Operating Income                               1,178,588        1,174,470        2,776,506         2,945,434
Net income before extraordinary item             549,403          389,273        1,153,191           781,752
Extraordinary item (debt restructuring)                -                -         (416,366)                -
                                         ---------------------------------------------------------------------
Net income (loss) after extraordinary
 item                                            549,403          389,273          736,825           781,752

Net income available to common
 shareholders                                    509,403          349,273          616,825           661,753
                                         =====================================================================

Net income (loss) per share before
 extraordinary item - basic and
 diluted                                           $0.08            $0.06      $      0.17       $      0.13


Extraordinary item per share - basic
 and diluted                                           -                -            (0.07)                -
                                         ---------------------------------------------------------------------
Net income (loss) per share - basic
 and  diluted                                      $0.08            $0.06      $      0.10       $      0.13
                                         =====================================================================

Weighted avg. shares outstanding -
 basic                                         6,244,715        5,649,622        6,119,409         5,193,739
                                         =====================================================================
Weighted avg. shares outstanding -
 diluted                                       6,512,622        5,988,461        6,542,207         5,892,800
                                         =====================================================================

Consolidated Balance Sheet                         September 30,       December 31,
(Unaudited)                                            2001               2000
                                             ------------------------------------------
Cash and cash equivalents                       $     5,026,376      $    3,025,056
Current assets                                       10,992,343           9,157,020
Total equipment - net                                16,838,109          15,632,190
Goodwill and other non-current assets                16,521,157           3,581,283
                                             ------------------------------------------
Total assets                                    $    44,351,609      $   31,395,549
                                             ==========================================

Current liabilities                             $    14,887,300      $   10,526,685
Long term liabilities including
 preferred stock                                      9,403,802           8,387,760

Shareholders' equity                                 20,060,507          12,481,104
                                             ------------------------------------------
Total liabilities and shareholders' equity      $    44,351,609      $   31,395,549
                                             ==========================================

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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

                                      ###

                                   CONTACTS:

ACT Teleconferencing, Inc.                  Pfeiffer High Public Relations, Inc.
Liza Rygg, IR/Corporate Communications               KC Ingraham or Jay Pfeiffer
Manager
Ph: 303/235-9000                                                Ph: 303/393-7044
E-mail: lrygg@corp.acttel.com                        E-mail: kc@pfeifferhigh.com
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